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                                                                     Exhibit 8.1

April 4, 2001

Lennar Corporation
700 N.W. 107th Avenue
Miami,FL 33172

Re: Lennar Corporation $550,267,000 Zero Coupon Convertible Senior Subordinated Notes due 2021

Ladies and Gentlemen:

We have acted as United States counsel for Lennar Corporation (the "Company") in connection with the issuance of the $550,267,000 Zero Coupon Convertible Senior Subordinated Notes due 2021 (the "Notes"), as described in the Prospectus dated as of August 23, 2000 (the "Prospectus") and the Prospectus Supplement dated as of March 30, 2001 (the "Prospectus Supplement").

In rendering the opinion expressed herein, we have examined and relied, with the Company's consent, on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion. In our examination of the foregoing documents, we have assumed, with the Company's consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company have at all times been and will continue to be organized and operated in accordance with the terms of such documents. We have also assumed the accuracy of the statements and description of the Company's intended activities as described in the Prospectus and the Prospectus Supplement and that the Company have operated and will continue to operate in accordance with the method of operation described in the Prospectus and the Prospectus Supplement.

For purposes of the opinions below, we have reviewed and relied on analyses which showed that the likelihood that a substantial number of contingent interest payments will be made with regard to the Notes is not remote, but that the number of contingent interest payments which will be made is not certain, and that the amount of the contingent interest payments which are likely to be made will not be incidental. The Company has represented to us, based upon advice it has received from Salomon Smith Barney, that the assumptions on which these analyses are based are reasonable.

Based on the foregoing, we are of the opinion that:

(1) the Notes will be treated as indebtedness for United States federal income tax purposes;
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(2) the Notes will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations;
and

(3) the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes.

Depending on the identity of the persons to whom the Notes were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the Notes. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

We are also of the opinion that the information contained in the Prospectus Supplement under the captions "Summary--The Offering--Accrual of Original Issue Discount for United States Tax Purposes" and "Certain United States Federal Income Tax Considerations," to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, is correct in all material respects.

The opinion stated above represents our conclusions as to the application of the federal income tax laws of the United States of America existing as of the date of this letter in connection with the transactions contemplated in the Prospectus and the Prospectus Supplement, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and accuracy of the assumptions and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the opinion referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and the benefit of the purchasers of Notes and may not be provided to, relied upon, copied or referred to by any person or entity other than the addressees without our prior written consent. We undertake no obligation to update this opinion in the event that there is either a change in the legal authorities, facts or documents on which this opinion is based or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.


We hereby consent to the filing of this opinion as an exhibit to the Form 8-K with which it is being filed and to the reference to us under the caption "Certain United States Federal Income Tax Considerations" in the Final Prospectus which is a part of the Registration Statement.

Very truly yours,

Clifford Chance Rogers & Wells LLP